UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2026

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Midland International Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

(Address of Principal Executive Offices) (Zip Code)

(432) 276-3966

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of

1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2026, the Compensation Committee of the Board of Directors of AST SpaceMobile, Inc. (the “Company”) adopted the Company’s Senior Management Change of Control Severance Policy (the “COC Severance Policy”). The COC Severance Policy is intended to provide eligible employees of the Company with reasonable financial security in their employment and position with the Company, without distraction from uncertainties regarding their employment created by the possibility of a potential or actual change of control of the Company.

The COC Severance Policy applies to the Company’s Chief Executive Officer, the Company’s President and all Executive Vice Presidents and Senior Vice Presidents (each, an “Eligible Employee”), which includes all of the Company’s named executive officers.

An Eligible Employee is entitled to benefits under the COC Severance Policy in the event of a termination of the Eligible Employee’s employment with the Company by the Company without “Cause” or by the Eligible Employee for “Constructive Discharge” either (a) on or before the first anniversary of the date of a “Change of Control” (as such terms are defined in the COC Severance Policy) or (b) in certain circumstances, within 180 days prior to the date that the Change of Control occurs (a “Qualifying Termination”).

In the event of a Qualifying Termination, an Eligible Employee will receive a lump sum cash payment equal to: (i) a multiple (which is 2.0 for the Chief Executive Officer and 1.5 for all other Eligible Employees) times the sum of the Eligible Employee’s annual base salary and annual target performance bonus, (ii) a pro rata portion of the Eligible Employee’s annual target performance bonus for the fiscal year in which the termination occurs, and (iii) the difference between the monthly COBRA rate and the active employee premium rate for the applicable group health coverage (i.e., medical, dental and vision) as elected by the Eligible Employee (for the Eligible Employee and his or her eligible dependents) at the time of the Qualifying Termination multiplied by a number of months equal to 24 for the Chief Executive Officer and 18 for each other Eligible Employee. An Eligible Employee’s right to receive this payment and benefits is subject to his or her execution of a general release of claims against the Company.

In addition, the COC Severance Policy provides that all outstanding performance-based equity awards granted after the effective date of the COC Severance Policy shall be converted in their entirety to time-based equity awards upon the occurrence of a Change of Control based on the assumption that the performance goals are achieved at target; provided, however, that if the transaction price in a Change of Control transaction is below a share price vesting condition, the performance-based equity awards subject to such share price vesting condition will be forfeited as of the Change of Control. The vesting of performance-based equity awards that are converted to time-based equity awards shall occur upon the same vesting schedule upon which the former performance metrics would have been measured and shall vest in full upon a Qualifying Termination. Additionally, if an Eligible Employee incurs a Qualifying Termination, all outstanding time-based equity awards, including converted performance-based equity awards, that are held by an Eligible Employee and were granted after the effective date of the COC Severance Policy shall become fully vested and all forfeiture restrictions shall lapse.

If an Eligible Employee is entitled to a payment or benefit whether payable under the COC Severance Policy or any other plan, arrangement or agreement with the Company that is subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended, such payment or benefit will be reduced to the maximum amount that may be paid without being subject to such excise tax, but only if the after-tax benefit of the reduced amount is greater than the after-tax benefit of the unreduced amount.

The COC Severance Policy does not change the terms of any plans or arrangements that may provide for severance benefits in case of a termination of employment not in connection with a Change of Control. The COC Severance Policy also includes provisions intended to avoid duplication of benefits with the severance benefits that otherwise may be payable under any other plan or arrangement upon a Qualifying Termination.

The above summary is qualified by reference to the text of the COC Severance Policy that is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	AST SpaceMobile, Inc. Senior Management Change of Control Severance Policy
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AST SPACEMOBILE, INC.

Date: September 28, 2026	By:	/s/ Andrew M. Johnson
Andrew M. Johnson
Executive Vice President, Chief Financial Officer and Chief Legal Officer